Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 1, 2006, except for the second paragraph of Note 1, the tenth paragraph of Note 10, and Note 14, as to which the date is January 22, 2007, with respect to the consolidated financial statements of Jacuzzi Brands, Inc. in the Registration Statement (Form S-4) and related Prospectus of RBS Global, Inc. for the registration of $150,000,000 8 7/8% Senior Notes due 2016.

/s/ Ernst & Young LLP

Certified Public Accountants

West Palm Beach, Florida

March 2, 2007